Immediate Release
Contact   Mary Brevard:  248/373-2406
Ken Lamb:  248/373-3715

BORGWARNER ACHIEVES RECORD 2004 SALES AND EARNINGS
DRIVEN BY STRONG WORLDWIDE DEMAND

Auburn Hills, Michigan, February 4, 2005 - BorgWarner Inc. (NYSE:
BWA) today reported 2004 earnings of $3.86 per share on sales of $3.5 billion. The powertrain systems supplier delivered record results in spite of flat car and truck production in North America and modest growth elsewhere in the world. Strong demand for BorgWarner technology in Europe and Asia, along with continued cost efficiencies, helped boost results.

     Fourth Quarter Highlights:
     .    Earnings hit record $1.19 per share
     .    Includes favorable year-end tax adjustments of $0.20 per share
     .    Sales of $889 million, up 11% from 2003
     .    Operating income margin of 9.2%
     .    Dividend increased 12% to $0.14 per share
     .    Net Cash Provided by Operating Activities of $105.9 million
     Full Year Highlights:
     .    Record earnings of $3.86 per share
     .    Includes favorable year-end tax adjustments of $0.20 per share
     .    Record sales of $3.5 billion
     .    Operating income margin of 8.8%
     .    Net Cash Provided by Operating Activities of $426.6 million
     .    Return on invested capital hits 13.1%
     .    Engine Group sales up 19%
     .    Drivetrain Group sales up 9%

Comment and Outlook: "We had a strong fourth quarter and another outstanding year," said Tim Manganello, Chairman and CEO. "Once again, we delivered growth levels that significantly outpaced worldwide car and truck production because our technology is targeted at the fastest growing parts of the market. Our sales were up 15% in 2004 while worldwide industry production was up approximately 3%. Both our Engine and Drivetrain businesses had solid growth driven by demand for our systems, which improve fuel economy, performance and air quality. We translated this sales growth into improved profits, despite significant increases in steel and other commodity prices, by sharpening our focus on manufacturing and administrative cost reduction efforts, as well as on supply chain management. We clearly demonstrated the viability of our technology-driven growth strategy and the benefits of building one of the most diverse customer bases in the industry."

     The company reiterated that it expects 2005 earnings per share in a range of $4.30 to $4.55, which includes assumptions about the company's Beru acquisition in a range of $0.15 to $0.30 per share, and expectations of $4.15 to $4.25 per share on the company's base business as a comparison to 2004 expectations.
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      "The overall trends driving our growth continue to be strong,"
said Mr. Manganello. "On our base business, we believe that we can achieve sales growth in a range of 8% to 10% that will propel earnings growth in excess of 10%, even given current industry assumptions for almost flat production. The expected accretion of the Beru acquisition will further add to our base business growth."

     Financial Results: For fourth quarter 2004, sales were $889.2 million, up 11% from $798.8 million in fourth quarter 2003. Net income in the quarter was $67.7 million, or $1.19 per share, compared with $50.0 million, or $0.90 per share in last year's fourth quarter. Fourth quarter 2004 net income includes favorable year-end adjustments to tax accounts of $11.4 million, or $0.20 per share. Sales for 2004 totaled $3.5 billion compared with $3.1 billion in 2003. Full-year 2004 net income was $218.3 million, or $3.86 per share, compared with $174.9 million, or $3.20 per share in 2003. Full-year 2004 net income includes favorable year-end adjustments to tax accounts of $11.4 million, or $0.20 per share. Fourth quarter and full-year 2004 net income excluding the favorable year-end adjustments to tax accounts is representative of recurring net income and is provided for comparisons with other quarterly and annual results. The increase in the Euro and other currencies added $114.3 million to sales in 2004 compared with 2003, and $11.0 million to net income.

     Operating income was $81.9 million or 9.2% of sales in the 2004 fourth quarter and $309.1 million or 8.8% for the full year. These amounts compare with $76.0 million or 9.5% of sales in the 2003 fourth quarter and $269.9 million or 8.8% for the 2003 full year. Research and development spending was $32.4 million in the quarter and $123.1 million for the full year, versus $30.8 million and $118.2 million in the same periods in 2003.

     Net cash provided by operating activities was a record $426.6 million in 2004. Investments in capital expenditures and net tooling totaled $252.4 million for 2004, compared with $214.4 million for 2003. Debt declined $37.8 million and cash and cash equivalents increased $116.6 million in 2004.

     Engine Group Results: Strong demand boosted Engine Group sales 18% to $567.6 million for the fourth quarter and 19% to $2.2 billion for the year. Earnings before interest and taxes were $72.9 million for the quarter and $281.7 million for the year. The group continues to benefit from European and Asian automaker demand for turbochargers, timing systems and emissions products, and from stronger commercial vehicle production in both Europe and North
America.   During the year, the group expanded its presence in Korea
to manufacture engine timing systems for Hyundai's high-volume gasoline engines and with a joint venture for the manufacture and sale of turbochargers. New business awards with Asian and European automakers expanded the group's customer base.

     For 2005, the Engine Group expects to deliver continued growth from further penetration of diesel engines in Europe, which will continue to boost demand for turbochargers and Beru technologies. Investments in Korea are expected to begin to contribute to results.
 This growth is expected to help offset anticipated weakness in North American light vehicle production.

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Drivetrain Group Results:  Sales were flat for the quarter at $332.9 million, and up 9% to $1.4 billion for the year. Earnings before interest and taxes were $28.1 million for the quarter and $106.9 million for the year. Results were driven by demand for transmission and four-wheel drive systems, especially among Asian and European automakers. For the year, productivity efforts offset the impact of commodity pricing, as well as health care costs. Important new business for both rear-wheel and front-wheel drive systems was won during the year with two automakers in North
America. In Europe, fuel-efficient DualTronic(TM) transmission technology was made available on four additional Volkswagen/Audi vehicles.

     In 2005, growth in the Drivetrain Group is expected to be flat as demand for traditional light trucks will be about the same as in 2004. Sport-utility vehicle sales are expected to decline, while sales of front-wheel-drive based all-wheel-drive systems are expected to increase. Transmission products will benefit from increased penetration of automatic transmissions in Europe and Asia, and the continued ramp-up of DualTronic(TM) transmission modules in Europe.

     Recent Highlights: In January 2005, BorgWarner announced that it has completed the purchase of approximately 63% of the outstanding shares of German-based Beru AG from its major shareholders, The Carlyle Group and a group of family shareholders. Beru AG results will be consolidated within the BorgWarner Engine Group beginning in the first quarter of 2005. During the fourth quarter 2004, the company announced $1.4 billion of expected net new powertrain business for 2005 through 2006. In addition, the company's board of directors approved a 12% increase in the quarterly cash dividend to $0.14 per share on all of the company's issued and outstanding common stock.

     The Drivetrain Group announced that it has been awarded a major new-business contract to supply its most advanced 4WD TorqTransfer system to a North American OEM, while the Engine Group announced that it will supply its regulated two-stage turbocharging systems to BMW for its new, 3.0-liter, 6-cylinder diesel engine for the BMW 5-series.

     Reflecting the significance of China to the company's global growth strategy, BorgWarner broke ground on a new facility in Ningbo for the assembly of engine products for VW/Audi's gasoline
4-cylinder world engine, and opened an 800-square-meter office in Shanghai.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 58 locations in 17 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot, VW/Audi and BMW. The Internet address for BorgWarner is:
http://www.bwauto.com.   Investor conference calls are webcast at:
http://www.bwauto.com/investor_webcasts.html.

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Additional Important Information

BorgWarner Germany GmbH, a wholly owned subsidiary of BorgWarner Inc. (the "Company"), has commenced in accordance with German law, a public tender offer (the "Tender Offer") for all of Beru AG's remaining outstanding stock. This Tender Offer is not being made directly or indirectly in or into the United States, or by use of the mails of, or by any means or instrumentality (including, without limitation, the mail, facsimile transmission, telex or telephone) of interstate or foreign commerce or any facilities of any national securities exchange of the United States. The Tender Offer will not, and should not, be accepted by any such use, means, instrumentality or facility involving or from within the United States, and United States persons will not have the Tender Offer available to them, directly or indirectly, within the United States. Accordingly, this information regarding the Tender Offer is not meant for publication or distribution in or into the United States nor does it represent an extension of a tender offer into the United States. This communication is for information purposes only. It shall not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of Beru. The distribution of this news release may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.


Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as
Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2003. In addition, with respect to earnings guidance resulting from the acquisition of a majority stake in Beru AG, we have assumed, among other things, the acquisition of only 63% of the outstanding shares of Beru and the allocation of 25% to 50% of the excess purchase price to amortizable assets. Further, the earnings guidance assumes the accuracy of Beru management's outlook for the twelve months ending December 31, 2005. If any of these assumptions are incorrect, actual results could differ substantially from stated expectations. The Company does not undertake any obligation to update any forward-looking statement.


BorgWarner Inc.
Consolidated Statements of Operations (Unaudited)
(millions of dollars, except per share data)

          Three Months Ended  Twelve Months Ended
          December 31,              December 31,
          2004           2003         2004           2003
          ---------      ---------      ---------      --------
Net sales $889.2     $798.8    $3,525.3      $3,069.2
Cost of sales     725.5       639.7     2,874.2      2,482.5
                    --------       --------    ---------    ----------
Gross profit     163.7        159.1         651.1        586.7

Selling, general and
 administrative
 expenses         79.1           83.5           339.0          316.9
Other, net          2.7            (0.4)              3.0           (0.1)
                    -------        -------          ------        --------
   Operating
     income     81.9           76.0           309.1          269.9
Equity in affiliate
  earnings, net of
   tax         (8.1)          (4.8)          (29.2)           (20.1)
Interest expense and
  finance charges  7.0          7.5            29.7             33.3
                      ------         -------        -------        --------
Earnings before
 income taxes     83.0           73.3           308.6          256.7

Provision for income
 taxes                   13.5           20.9           81.2           73.2
Minority interest,
  net of tax             1.8             2.4              9.1            8.6
                            -----          ------         ------         ------

Net earnings        $67.7          $50.0          $218.3    $174.9
                    =====     =====          =====     =====
Net earnings per
  share - Diluted   $1.19          $0.90          $3.86          $3.20
                       =====      =====          =====      =====
Average shares outstanding
 - Diluted
  (in millions)          56.9             55.6            56.5            54.6
                      =====         =====       ======      =====


                      Three Months Ended       Twelve Months Ended
                       December 31,             December 31,
                       2004           2003           2004           2003
                      ---------      ---------      ---------      --------

Capital expenditures     $78.3          $67.9          $204.9    $172.0
                      ======    ======    ======    ======
Tooling outlays, net
 of customer reim-
 bursements"           $7.1           $13.6          $47.5          $42.4
                      =====     =====     =====     =====
Depreciation
 and amortization:

Fixed asset
 depreciation        $38.6          $34.0          $138.8    $124.5
Amortization of
  tooling           8.1                11.2             38.2     36.8
                         --------       --------       ---------      -------
                         $46.7          $45.2          $177.0    $161.3
                         =====     =====          =====     ======




BorgWarner Inc.
Net Sales by Operating Group (Unaudited)

(millions of dollars)    Three Months Ended       Twelve Months Ended
                         December 31,                  December 31,
                         2004           2003           2004           2003
                         -------        -------        -------        -------
Drivetrain               $332.9    $330.2         $1,358.6  $1,245.6

Engine                    567.6       480.9            2,217.0  1,869.7
                         -------        -------        -----------   ----------

  Net sales by
   operating group       900.5          811.1          3,575.6   3,115.3

Eliminations             (11.3)         (12.3)         (50.3)         (46.1)
               ---------      --------       --------       -----------
Net sales                $889.2    $798.8         $3,525.3  $3,069.2
                         =======   =======   =======   ========
Earnings Before Interest and Taxes by Operating Group (Unaudited)
(millions of dollars)    Three Months Ended       Twelve Months Ended
                              December 31,             December 31,
                              2004           2003           2004           2003
                         -------        -------        ------         --------
Drivetrain                    $28.1          $31.9          $106.9    $98.4

Engine                        72.9           61.2           281.7          239.6
       --------       -------        -------        --------
Total EBIT by
 operating group              101.0          93.1           388.6          338.0

Corporate      (11.0)         (12.3)         (50.3)         (48.0)
                       --------       --------       ---------      --------
Consolidated                  90.0           80.8           338.3          290.0

Interest and finance
 charges               (7.0)          (7.5)          (29.7)         (33.3)
                       ----        --------       --------       --------
Earnings before
 income taxes                 $83.0          $73.3          $308.6    $256.7
                              =======   =====     ======    =======





BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

                                   December 31, 2004   December 31, 2003
ASSETS
Cash and cash equivalents               $229.7    $113.1
Receivables                                    499.1      414.9
Inventories                                    223.4      201.3
Other current assets                                136.3       109.0
                                            -------        ---------
     Total current assets                    1,088.5     838.3

Property, plant, and equipment, net        1,080.7      985.3
Other long-term assets                      1,325.1   1,268.4
                                        ---------      ----------
     Total assets                       $3,494.3        $3,092.0
                                        =======   ========

LIABILITIES
Notes payable and current portion
  of long-term debt                     $16.5           $10.0
Accounts payable and
 accrued expenses                       599.0           474.0
Income taxes payable                    39.3                -
                                        --------       --------
     Total current liabilities               654.8           484.0

Long-term debt                     601.2           645.5
Other long-term liabilities             700.9          702.1

STOCKHOLDERS' EQUITY
Stockholders' equity                         1,537.4         1,260.4
                                        ------------   -----------
  Total liabilities and
   stockholders' equity                 $3,494.3    $3,092.0
                                        =====      ======

 BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

(millions of dollars)


                                        Twelve Months Ended
                                        December 31,
                                        2004           2003
                                        ------         ------
Operating:
Net earnings                            $218.3    $174.9
Non-cash charges to operations:
Depreciation and amortization      177.0          161.3
Employee retirement benefits       29.0           12.9
Other non-cash items                    19.6           36.3
                                        -------        -------
  Net earnings adjusted for
   non-cash charges                     443.9          385.4
Changes in assets and liabilities       (17.3)         (78.5)
                                        -------        -------
  Net cash provided by operating
  activities                                 426.6          306.9
Investing:
Capital expenditures                    (204.9)   (172.0)
Tooling outlays, net of
 customer reimbursements           (47.5)         (42.4)
Other                                        (4.8)          (13.8)
                                        -------        --------
  Net cash used in investing activities(257.2)         (228.2)
Financing:
Net reduction in debt                   (55.9)         (21.3)
Dividends paid                     (27.9)         (19.4)
Other                                        14.4           36.8
                                        -------        -------
  Net cash used in financing activities(69.4)          (3.9)
Effect of exchange rate changes on
  cash and cash equivalents             16.6           1.7
                                        -------        -------
Net increase in cash and cash
 equivalents                            116.6          76.5
Cash and cash equivalents at
 beginning of year                      113.1          36.6
                                        -------        -------
Cash and cash equivalents at end
 of year                                $229.7    $113.1
                                        =====     ======